EXHIBIT 10.1

April 1, 2022

Mark Slicer [Address Redacted]

Dear Mark,

I am pleased to offer you the position of Chief Financial Officer on a Regular, Full-time basis, reporting to me (Mike Plisinski) in our Wilmington, MA location. Your start date is projected to be May 17th, 2022; however, it may be later as it is subject to the conditions set forth herein.

Your compensation package includes the following:

•	Your starting salary will be $17,307.69 per pay period subject to required withholding and deductions, which when annualized is $450,000.00.
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You will be eligible to participate in the Company’s Key Executive Incentive Compensation Plan with a cash bonus target of 70% of your base salary, the terms of which will be approved by the Compensation Committee of the Board of Directors. Your 2022 bonus will be pro-rated based on your start date.

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Subject to the terms and conditions of the Onto Innovation 2020 Stock Plan and the approval of the Compensation Committee of the Board of Directors, you will receive a one-time, sign-on Restricted Stock Unit (“RSU”) grant with a value of $1,000,000.00, which will vest in equal installments over 3 years.

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As a senior executive your participation in the Key Executive Incentive Compensation Plan includes an annual equity grant. These grants are typically made in the February timeframe and though not guaranteed, we’d expect a grant with a value of approximately $750,000 will be extended to you, subject to the annual approval of the Compensation Committee. These grants are awarded as follows: 50% are time-based, vesting in equal installments over 3 years, and 50% are performance based, contingent on Onto Innovation’s stock performance as compared with the SOXX index as of the 2- and 3-year anniversaries of the grant date. All annual grants are subject to the terms of the Onto Innovation 2020 Stock Plan. You will be eligible for your first equity grant in FY 2023

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You will receive a one-time sign-on bonus in the amount of $150,000.00. This amount will be paid within 30 days of your start. If you voluntarily leave the employ of the company or are terminated for cause within the time frame below the related payback will be enforced:

•	Departure within the first twelve (12) months of your hire date you agree to pay back the sign-on bonus in its entirety.
•	Departure between twelve (12) and twenty-four (24) months of your hire date you agree to pay back 50% of the sign-on bonus
•	Executive benefits to include reimbursement for tax preparation and an annual airline club membership

Onto Innovation, Inc. has an excellent benefits program including Health, Dental, Vision, Life and Short and Long-Term Disability insurance coverage. Onto Innovation, Inc. will pay a portion of the cost of your insurance coverage and a portion of your dependents’ coverage in accordance with the terms of the applicable benefit plans. Onto Innovation, Inc. may modify compensation and benefits from time to time at its sole discretion.

This offer is a result of your individual skills and talent and not for any trade secrets or proprietary information, you may have gained elsewhere. Please do not bring any confidential materials belonging to third parties to Onto Innovation, Inc. Just as Onto Innovation, Inc. protects its own confidential information, we respect the confidential information of others.

All full-time employees are reviewed on or about the completion of their initial 90-day period to ensure alignment with position priorities and onboarding needs.

This offer of employment is conditioned upon satisfactory results of a criminal and/or educational background check. This offer of employment is further contingent upon:

•	Satisfactory results of a criminal/educational background check and professional references.
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Execution of the Confidentiality, Non-Solicitation. Non-Compete and Proprietary Rights Agreement Providing verification of your eligibility for employment in the United States. Your continued employment is conditioned upon your continued authorization to work in the United States.

Onto Innovation is an at-will employer, which means that either you or Onto Innovation has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason.

This offer is subject to final Board approval, to occur on or around May 11, 2022

As this offer pertains to a role in a public company, we would remind you that your acceptance of this role is considered material non-public information. Do not share this information with your former employer, colleagues, friends and/or family members, except to the extent that they are aware of the confidential nature of this information and have agreed to keep it in strict confidence, until the information is no longer considered material non-public information.

This offer, together with the Onto Innovation Confidentiality, Non-Solicitation. Non-Compete and Proprietary Rights Agreement, is the full and complete statement of the parties’ understanding, and supersedes any other communication, whether verbal or written, regarding your employment. At-will employment status can only be modified by a written statement signed by you and an Officer of Onto Innovation (or authorized delegate). The offer is valid until April 4th, 2021.

Please acknowledge your acceptance of this offer by signing below.

Mark - we look forward to you joining and becoming a key member of our growing team. Sincerely,

Michael Plisinski CEO

Onto Innovation

Signature: /s/ Mark R. Slicer

Mark R. Slicer